EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ARBITRATION PANEL AWARDS TESSERA $60.6 MILLION FROM AMKOR

SAN JOSE, Calif. – Jan. 14, 2009 – Tessera Technologies, Inc. (NASDAQ: TSRA) announced that the International Chamber of Commerce’s International Court of Arbitration has issued an award of $60.6 million to Tessera for Amkor’s material breach of its license agreement. This amount covers the time period March 2, 2002 through Dec. 1, 2008 and does not include pre-judgment interest, which will be calculated at a 3% simple rate.

“We are pleased the International Court of Arbitration found our patents valid and enforceable, accepted Dr. Qu’s testing methodology and calculations for proving that products were made under the patents, and granted the entire amount of damages we requested following the interim award,” said Henry R. “Hank” Nothhaft, president and CEO of Tessera. “The entire payment from Amkor is due by Feb. 15, 2009.”

The patents at issue in the arbitration are U.S Patent No. 5,852,326 (the ‘326 Patent), U.S. Patent No. 6,433,419 (the ‘419 Patent), U.S. Patent No. 6,465,893 (the ‘893 Patent), and U.S. Patent No. 5,679,977 (the ‘977 Patent). The ‘326 and ‘419 patents are also being asserted in the U.S. International Trade Commission (ITC) Investigation No. 337-TA-605 (Wireless ITC action) and in Investigation Number 337-TA-649 (the Subcon ITC Action). The ‘977 patent is also being asserted in the Subcon ITC Action and in Investigation Number 337-TA-630 (the DRAM ITC Action).

About Tessera

Tessera develops and delivers technologies for wireless, consumer and computing products. The company’s packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to any future action Amkor may take or fail to take. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.